Exhibit 99.1

TerraForm Power Reports Third Quarter 2019 Results

NEW YORK, NY, Nov 11, 2019 - TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the quarter ended September 30, 2019.

Recent Highlights

•
Net Loss, Adjusted EBITDA and CAFD of $(62) million, $195 million and $48 million, respectively for the third quarter of 2019. This represents an increase in Net Loss of $(43) million, a decrease in Adjusted EBITDA of $2 million and an increase in CAFD of $2 million, compared to the same period in 2018

•	We closed on the acquisition of an approximately 320 MW Distributed Generation portfolio in the United States for ~ $720 million

•
We executed a 10-year outsourcing Framework Agreement with SMA Solar Technology (“SMA”) to provide operations and maintenance for our North American solar fleet, which is expected to reduce costs by $5 million per annum and mitigate operational risk of the portfolio through performance guarantees

•	We issued $300 million of equity, priced at $16.77 per share, which represents a 50% premium to the stock price as of the beginning of the year

•	We upsized our corporate revolver by $200 million to $800 million and issued $700 million of 10-year senior notes at a coupon of 4.75%, locking in debt service savings of ~$6 million per year

•	Declared a Q4 2019 distribution of $0.2014 per share, implying $0.8056 per share on an annual basis

“We made important progress executing our business plan as we signed an innovative framework O&M agreement for our North American solar fleet and continued to advance our wind repowering initiatives,” said John Stinebaugh, CEO of TerraForm Power.  “Subsequent to quarter-end, we completed three corporate financing transactions and now have $1.2 billion of corporate liquidity to drive future growth.”

Results

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Generation (GWh)	2,063	2,006	6,912	5,875
Net Loss ($ in millions)	(62)	(19)	(115)	(123)
(Loss) Earnings per Share[1]	$(0.26)	$(0.16)	$(0.32)	$0.16
Adjusted EBITDA[2] ($ in millions)	195	197	568	421
CAFD[2] ($ in millions)	48	46	138	100
CAFD per Share[1,2,3]	$0.23	$0.22	$0.66	$0.58

 (1) (oss) Earnings per share is calculated using Net (loss) income attributable to Class A common stockholders divided by the weighted average anti-dilutive Class A common stock shares outstanding. For the three months ended September 30, 2019 and September 30, 2018, net (loss) income attributable to Class A common stockholders totaled ($55) million, and ($34) million, respectively. For the nine months ended September 30, 2019 and September 30, 2018, net (loss) income attributable to Class A common stock holders totaled ($67) million, and $28 million, respectively. For the three months ended September 30, 2019 and September 30, 2018, the weighted average anti-dilutive Class A common stock shares outstanding was 209 million and 209 million, respectively. For the nine months ended September 30, 2019 and September 30, 2018, weighted average anti-dilutive Class A common stock shares outstanding totaled 209 million, and 173 million, respectively.
(2) Non-GAAP measures. See “Reconciliation of Non-GAAP Measures” section.
(3) CAFD per share is calculated using CAFD divided by the weighted average diluted Class A common stock shares outstanding.

Operations

Earlier this month, we executed a 10-year Framework Agreement with SMA to provide O&M services, on a full-wrap basis, for our North American solar fleet. Over the next nine months, we expect to enter into project-level long term service agreements (“LTSA”), pending receipt of consents from lenders and tax equity partners, and transition operations to SMA.  The 10-year agreement covers approximately 1 GW (excluding the AltaGas portfolio) of our existing solar capacity and locks in pricing that is approximately $5 million less than our 2018 cost base.  In addition, it will reduce our operating risk with performance guarantees that are consistent with our LTA .The Framework Agreement provides incentives for SMA to identify opportunities to make accretive investments in our fleet such as repowerings and upgrades of inverters. The Framework Agreement also includes a volume discount, whereby we can add additional assets, such as the AltaGas DG portfolio, and benefit from discounts on pricing provided we meet or exceed certain volume thresholds.

During the third quarter, we also executed LTSAs with Vestas, GE and Siemens Gamesa to replace the legacy O&M operator of our European wind fleet. All of our European wind fleet is now being operated by original equipment manufacturers.  The LTSAs have availability guarantees that will incentivize the operators to perform at levels at or above industry standards and will yield approximately $4 million in annual cost savings. With respect to implementation of the LTSAs for our North American wind fleet, we made good progress completing required capex in order to fully transition operations to General Electric (“GE”). We have completed nearly 100% of blade repairs, excluding Clipper turbines that we are repowering, identified in our 2018 inspection program, and we plan to complete the additional blades repairs identified during our 2019 blade inspection program by mid-2020.  We have also completed all required repairs to gear boxes and pitch drives.  Going forward, capex to maintain our fleet of this nature will be GE’s responsibility under the full-wrap LTSAs.

During the quarter, we made progress on our wind repowering program. We have received a special use permit to commence the repowering of our 125 MW Cohocton wind farm in New York and expect to receive a similar permit for the 35 MW Steel Winds repowering by the end of this year. We have also received the vast majority of all lease consents from landowners for Cohocton and are currently negotiating lease amendments with the two major landowners for Steel Winds. With regards to interconnection, we received a determination of non-materiality from the New York Independent System Operator (“NYISO”) for both Cohocton and Steel Winds. As a result, we are well underway towards achieving notice to proceed for both of these repowering projects. Over the next few months, we are focused on the following milestones: executing a Framework Agreement with GE that governs the key commercial terms of the turbine supply agreements and tax equity contribution agreements, entering into power purchase agreements or long-term financial hedges and closing construction loan agreements. We remain very excited about these projects, as we believe we will be able to earn returns that exceed our target range with the current regime for renewable energy credits in New York and a hedge or power contract based upon current wholesale market pricing, with no premium for renewable power.  Finally, the repowerings will reduce risk going forward due to replacing obsolete Clipper equipment with GE equipment under the full-wrap LTSA.

Financial Results

In the third quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(62) million, $195 million and $48 million, respectively. This represents an increase in Net Loss of $(43) million, a decrease in Adjusted EBITDA of $2 million and an increase in CAFD of $2 million, compared to the same period in 2018. On a per share basis, CAFD of $0.23 reflects an increase of 5% compared to the same period in 2018, and a net loss per share of ($0.26) compared to ($0.16) in the same period of 2018. Our results were primarily driven by higher SREC solar incentives, O&M cost saving initiatives and higher production at our regulated wind farms in Spain, partially offset by higher management fees, lower market prices in Spain and lower realized prices in Texas.

TerraForm Power’s generation this quarter was approximately 9% lower than our LTA, primarily due to lower availability in North America, in particular at our Central and Texas wind portfolios, and to a lesser extent, lower wind resource in Hawaii where we have higher priced contracts. Availability in our Central and Texas wind portfolios was negatively impacted due to downtime associated with blade repairs and other maintenance activities associated with transitioning operations to GE.  In Texas our average realized price reflected our generation profile which was weighted towards off-peak hours.  During periods of extreme heat, our generation was less than our hedge obligation which required us to cover our position at a loss, and in September we were impacted by negative basis caused by maintenance outages on Energy Transmission Texas’s (“ETT”) transmission system in the Panhandle.  Over the coming two years, we expect market conditions in Texas to moderate as 15,000 MW of renewables, including 5,000 MW of solar, are expected to come on line, which should improve reserve margins to more normalized levels.  Furthermore, the maintenance of the ETT transmission system should be completed by the end of 2021.

Liquidity Update

In October, we leveraged attractive market conditions to bolster our liquidity and position ourselves for additional growth. Below are the key corporate initiatives that we completed:

•
Equity offering:  We closed a $300 million equity offering ($250 million public offering and $50 million concurrent private placement to Brookfield).  We priced the equity offering at $16.77 per share, which represents a 50% premium to the stock price as of the beginning of the year.

•
Senior notes issuance: We closed a $700 million offering of 10-year senior notes.  The notes priced at a coupon of 4.75%.  Net proceeds were used to repay our $300 million notes due 2025 and our $344 million Term Loan B due 2022. The refinancing will lock in debt service savings of ~$6 million per year and extend our maturity profile, such that we have no corporate maturities until 2023.

•
Revolving credit facility: We increased commitments under our corporate revolving credit facility from $600 million to $800 million by adding three additional lenders and extending the maturity date by one year to October 2024.

At the project level, we closed the final tranche of our permanent financing plan for the Saeta acquisition in August, comprised of three wind farms totaling 111 MW. The $131 million senior secured notes have a 13-year term and are priced at a spread of T+175 bps.  Overall, the plan raised $390 million in non-recourse debt, $40 million in excess of our target.

Upon completion of these transactions, our corporate liquidity as of the end of October stands at $1.2 billion, including our $500 million sponsor line with Brookfield.

Growth Initiatives

In September, we closed the acquisition of approximately 320 MW of DG from AltaGas, drawing on a $475 million bridge facility; the facility is a senior secured term loan with a one-year term and an initial spread of L+100 bps. We plan to refinance this loan with a permanent project-level financing in the first half of 2020.  In total, we now own approximately 750 MW of DG in North America.  In light of the growing scale of this portfolio, we are in the process of making DG a stand-alone business within Terraform Power. We believe that this will ensure that we provide the level of focus on this business-line in order to execute our strategy of enhancing the value of our existing assets and, with the support of Brookfield, developing a pipeline of new development projects and driving growth through M&A.

Over the past months, we have been pursuing two investment themes. We believe that there is a consolidation play in the Spanish renewables market as the sector is fragmented with many assets owned by private, under-capitalized developers. In addition, we continue to focus on distributed generation where we see attractive risk-adjusted returns.  In North America we are seeing returns on DG at premium levels to utility solar as a result of the scale of our existing platform and potential for operating synergies.  As a result of our business development initiatives, we have a robust pipeline of opportunities, including  solar acquisitions in Spain totaling nearly150 MW that would require over $150 million of equity investment in which we are in advanced stages of negotiations.

Legal and Regulatory Update

In Spain new elections were held on November 10th. The Spanish Socialist Workers’ Party (“PSOE”) won the largest number of seats in Congress, yet again they were unable to win a majority of seats to form a coalition government. The PSOE will now have to negotiate with the other parties with regards to next steps, and a resolution is not expected before early 2020. We are actively monitoring political developments in Spain, but we continue to believe that the political environment is positive for the regulated rate of return as renewables enjoy broad support across the political spectrum.

Announcement of Quarterly Distribution

On November 6, 2019, our Board of Directors declared a quarterly distribution with respect to our Class A common stock of $0.2014 per share. The distribution is payable on December 16, 2019, to stockholders of record as of December 2, 2019. This distribution represents our eighth consecutive quarterly distribution payment under Brookfield’s sponsorship.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S. and E.U., totaling more than 4,000 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq Stock Market (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $500 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Sherif El-Azzazi
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2019 Third Quarter Results, as well as the Letter to Shareholders and Supplemental Information, on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on November 12, 2019 at 9:00 a.m. Eastern Time at https://edge.media-server.com/mmc/p/nhx4v277.  A replay of the webcast will be available for those unable to attend the live webcast. To participate via teleconference, please dial 1-844-464-3938 toll free in North America, or 1-765-507-2638 for overseas calls at approximately 8:50 a.m. Eastern Time; conference ID: 5899204.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution (“CAFD”), distribution growth, CAFD accretion, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future distributions per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from TerraForm Power’s expectations, or cautionary statements, include but are not limited to, risks related to weather conditions at our wind and solar assets; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; our ability to compete against traditional utilities and renewable energy companies; pending and future litigation; our ability to successfully close the acquisitions of, and integrate the projects that we expect to acquire from, third parties, including our ability to successfully integrate our recently acquired portfolio of solar distributed generation assets; our ability to successfully achieve expected synergies and to successfully execute on the funding plan for our recently acquired portfolio of solar distributed generation assets, including our ability to successfully close any contemplated capital recycling initiatives; our ability to realize the anticipated benefits from acquisitions; our ability to close, implement and realize the benefit of our cost and performance enhancement initiatives, including long-term service agreements and our ability to realize the anticipated benefits from such initiatives; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk; risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties; the regulated rate of return of renewable energy facilities in our Regulated Wind and Solar segment, a reduction of which could have a material negative impact on our results of operations; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; our ability to identify or consummate any future acquisitions, including those identified by Brookfield Asset Management Inc.; our ability to grow and make acquisitions with cash on hand, which may be limited by our cash dividend policy; risks related to the effectiveness of our internal control over financial reporting; and risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship.

TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in TerraForm Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in subsequent Quarterly Reports on Form 10-Q, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. TerraForm Power operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues, net	$253,808	$246,042	$734,506	$553,477
Operating costs and expenses:
Cost of operations	75,037	59,027	207,363	146,155
General and administrative expenses	15,397	21,334	60,616	65,483
General and administrative expenses - affiliate	7,764	3,432	19,087	10,929
Acquisition costs	963	1,655	1,438	7,612
Acquisition costs - affiliate	—	335	—	6,965
Impairment of renewable energy facilities	—	—	—	15,240
Depreciation, accretion and amortization expense	114,282	103,593	321,605	239,177
Total operating costs and expenses	213,443	189,376	610,109	491,561
Operating income	40,365	56,666	124,397	61,916
Other expenses (income):
Interest expense, net	89,393	72,416	246,721	176,862
Loss (gain) on extinguishment of debt, net	1,355	—	(4,188)	1,480
Loss (gain) on foreign currency exchange, net	10,975	(3,070)	(4,217)	(4,257)
Other (income) expenses, net	(557)	358	(1,752)	1,390
Total other expenses, net	101,166	69,704	236,564	175,475
Loss before income tax expense	(60,801)	(13,038)	(112,167)	(113,559)
Income tax expense	1,512	6,013	3,030	9,417
Net loss	(62,313)	(19,051)	(115,197)	(122,976)
Less: Net (loss) income attributable to redeemable non-controlling interests	(7,341)	12,443	(14,241)	15,101
Less: Net (loss) income attributable to non-controlling interests	(135)	2,096	(33,897)	(165,946)
Net (loss) income attributable to Class A common stockholders	$(54,837)	$(33,590)	$(67,059)	$27,869

Weighted average number of shares:
Class A common stock - Basic	209,155	209,142	209,149	173,173
Class A common stock - Diluted	209,155	209,142	209,149	173,186

(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0.26)	$(0.16)	$(0.32)	$0.16

Distributions declared per share:
Class A common stock	$0.2014	$0.19	$0.6042	$0.57

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$239,297	$248,524
Restricted cash, current	31,140	27,784
Accounts receivable, net	176,883	145,161
Derivative assets, current	28,908	14,371
Prepaid expenses and other current assets	61,642	65,149
Due from affiliates	265	196
Deposit on acquisitions	114,195	—
Total current assets	652,330	501,185

Renewable energy facilities, net, including consolidated variable interest entities of $3,238,298 and $3,064,675 in 2019 and 2018, respectively	6,967,149	6,470,026
Intangible assets, net, including consolidated variable interest entities of $697,744 and $751,377 in 2019 and 2018, respectively	1,957,146	1,996,404
Goodwill	145,616	120,553
Restricted cash	73,794	116,501
Derivative assets	97,096	90,984
Other assets	36,060	34,701
Total assets	$9,929,191	$9,330,354

Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt, including consolidated variable interest entities of $266,423 and $64,251 in 2019 and 2018, respectively	$635,929	$464,332
Accounts payable, accrued expenses and other current liabilities	186,170	181,400
Due to affiliates	8,878	6,991
Derivative liabilities, current portion	38,729	35,559
Total current liabilities	869,706	688,282

Long-term debt, less current portion, including consolidated variable interest entities of $640,050 and $885,760 in 2019 and 2018, respectively	5,624,514	5,297,513
Operating lease obligations, less current portion, including consolidated variable interest entities of $141,683 in 2019	255,507	—
Asset retirement obligations, including consolidated variable interest entities of $118,406 and $86,456 in 2019 and 2018, respectively	286,282	212,657
Derivative liabilities	141,155	93,848
Deferred income taxes	152,948	178,849
Other liabilities	110,651	90,788
Total liabilities	7,440,763	6,561,937

Redeemable non-controlling interests	20,994	33,495
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 209,663,018 and 209,642,140 shares issued in 2019 and 2018, respectively	2,097	2,096
Additional paid-in capital	2,259,812	2,391,435
Accumulated deficit	(426,662)	(359,603)
Accumulated other comprehensive income	8,744	40,238
Treasury stock, 508,033 and 500,420 shares in 2019 and 2018, respectively	(6,815)	(6,712)
Total TerraForm Power, Inc. stockholders’ equity	1,837,176	2,067,454
Non-controlling interests	630,258	667,468
Total stockholders’ equity	2,467,434	2,734,922
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$9,929,191	$9,330,354

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(115,197)	$(122,976)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	321,605	239,177
Amortization of favorable and unfavorable rate revenue contracts, net	28,645	29,478
(Reductions) charges to allowance for doubtful accounts, net	(3,299)	846
Impairment of renewable energy facilities	—	15,240
Amortization of deferred financing costs, debt premiums and discounts, net	7,720	7,969
Unrealized loss (gain) on interest rate swaps	23,094	(11,688)
Unrealized gain on commodity contract derivatives, net	(3,840)	(3,845)
Recognition of deferred revenue	(1,987)	(1,344)
Stock-based compensation expense	468	161
(Gain) loss on extinguishment of debt, net	(4,188)	1,480
Loss on disposal of renewable energy facilities	13,293	6,764
Gain on foreign currency exchange, net	(4,649)	(9,643)
Deferred taxes	139	4,888
Other, net	(308)	(393)
Changes in assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(32,198)	(18,758)
Prepaid expenses and other current assets	9,278	9,154
Accounts payable, accrued expenses and other current liabilities	5,238	(13,002)
Due to affiliates, net	1,818	4,158
Other, net	22,571	13,361
Net cash provided by operating activities	268,203	151,027
Cash flows from investing activities:
Capital expenditures	(16,508)	(15,320)
Proceeds from energy rebate and reimbursable interconnection costs	5,123	8,224
Proceeds from the settlement of foreign currency contracts, net	28,063	22,429
Payments to acquire businesses, net of cash and restricted cash acquired	(617,587)	(886,104)
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(18,255)	(4,105)
Payment of deposit on acquisitions	(114,195)	—
Other investing activities	2,476	—
Net cash used in by investing activities	(730,883)	(874,876)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock to affiliates	—	650,000
Proceeds from the Sponsor Line - affiliate	—	86,000
Repayment of the Sponsor Line - affiliate	—	(86,000)
Proceeds from Bridge Facility	475,000	—
Revolver draws	409,500	619,000
Revolver repayments	(430,500)	(200,466)
Term Loan principal payments	(2,625)	(2,625)
Borrowings of non-recourse long-term debt	312,053	236,381
Principal payments and prepayments on non-recourse long-term debt	(186,329)	(180,124)
Debt financing fees paid	(15,972)	(7,424)
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	5,562	7,685
Purchase of membership interests and distributions to non-controlling interests in renewable energy facilities	(17,204)	(21,792)
Proceeds from affiliates	—	4,803
Cash distributions to Class A common stockholders	(125,969)	(95,625)
Recovery of related party short swing profit	—	2,994
Net cash provided by financing activities	423,516	1,012,807
Net (decrease) increase in cash, cash equivalents and restricted cash	(39,164)	288,958
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,414)	(3,750)
Cash, cash equivalents and restricted cash at beginning of period	392,809	224,787
Cash, cash equivalents and restricted cash at end of period	$344,231	$509,995

Reconciliation of Non-GAAP Measures

This communication contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of TerraForm Power. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov.  We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, net, (ii) amortization of favorable and unfavorable rate revenue contracts, net, (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands, and (iv) other items that we believe are representative of our core business or future operating performance.

We define Adjusted EBITDA as net income (loss) plus (i) depreciation, accretion and amortization, (ii) interest expense, (iii) non-operating general and administrative costs, (iv) impairment charges, (v) (gain) loss on extinguishment of debt, (vi) acquisition and related costs, (vii) income tax (benefit) expense, (viii) adjustment for wholesale market revenues to the extent above or below the regulated price bands, (ix) management fees to Brookfield, and (x) certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus management fees to Brookfield, (ii) minus annualized scheduled interest and project level payments of principal in accordance with the related borrowing arrangements, (iii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iv) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, and (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of our financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay distributions. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management’s judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because they allow our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of operating revenues to Adjusted Revenue and net loss to Adjusted EBITDA and to CAFD:

	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(62)	$(19)	$(115)	$(123)
Depreciation, accretion and amortization expense (a)	127	113	364	274
Interest expense, net	89	72	247	177
Non-operating general and administrative expenses (b)	6	6	26	38
Impairment charges	—	—	—	15
Loss (gain) on extinguishment of debt	1	(1)	(4)	(1)
Acquisition and related costs	1	2	1	15
Income tax expense	2	6	3	9
Regulated Solar and Wind price band adjustment (c)	2	10	10	10
Management Fee (d)	7	4	18	11
Other non-cash or non-operating items (e)	22	4	18	(4)
Adjusted EBITDA	$195	$197	$568	$421

(in millions)	Three Months Ended September 30		Nine Months Ended September 30
Reconciliation of Operating Revenues, net to Adjusted Revenue	2019	2018	2019	2018
Operating revenues, net	$254	$246	$735	$553
Unrealized (gain) loss on commodity contract derivatives, net (f)	(1)	2	(4)	(3)
Amortization of favorable and unfavorable rate revenue contracts, net (g)	10	10	28	30
Regulated Solar and Wind price band adjustment (c)	2	10	10	10
Other items (h)	(5)	—	1	—
Adjusted Revenue	$260	$268	$770	$590

(in millions)	Three Months Ended September 30		Nine Months Ended September 30
Reconciliation of Adjusted Revenue to Adjusted EBITDA and Adjusted EBITDA to CAFD	2019	2018	2019	2018
Adjusted Revenue	$260	$268	$770	$590
Direct Operating costs	(67)	(71)	(207)	(169)
Settled FX gain (loss)	2	—	5	—
Adjusted EBITDA	$195	$197	$568	$421
Fixed management fee (d)	(3)	(3)	(9)	(8)
Variable management fee (d)	(4)	(1)	(9)	(3)
Adjusted interest expense (i)	(72)	(78)	(217)	(184)
Levelized principal payments (j)	(65)	(57)	(187)	(111)
Cash distributions to non-controlling interests (k)	(3)	(7)	(13)	(19)
Sustaining capital expenditures (l)	(2)	(2)	(6)	(6)
Other (m)	2	(3)	11	10
Cash available for distribution (CAFD)	$48	$46	$138	$100

a)
Includes reductions/(increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue, and losses on disposal of property, plant and equipment.

b)
Non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include, but are not limited to, extraordinary costs and expenses related primarily to IT system arrangements, relocation of the headquarters to New York, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, and legal, third party diligence and advisory fees associated with acquisitions, dispositions and financings. The Company’s normal general and administrative expenses in Corporate, paid by TerraForm Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA:

$ in millions	Q3 2019	Q3 2018	YTD 2019	YTD 2018
Operating general and administrative expenses in Corporate	$8	$6	$26	$20

c)
Represents Regulated Solar and Wind Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the Spanish regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.

d)	Represents management fee that is not included in Direct operating costs.
e)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, sale of transmission line access in Regulated Solar and Wind, and one-time blade repairs related to the preparation for GE transition.

f)
Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

g)	Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.
h)
Primarily represents insurance compensation for revenue losses, transmission capacity revenue, and adjustments for solar renewable energy certificate (“SREC”) recognition and other revenue due to timing.

i)
Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statements of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q3 2019	Q3 2018	YTD 2019	YTD 2018
Interest expense, net	$(89)	$(72)	$(247)	$(177)
Amortization of deferred financing costs and debt discounts	4	3	8	8
Other, primarily fair value changes in interest rate swaps and purchase accounting adjustments due to acquisition	13	(9)	22	(15)
Adjusted interest expense	$(72)	$(78)	$(217)	$(184)

j)	Represents levelized project-level and other principal debt payments to the extent paid from operating cash.
k)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months September 30, 2019 and 2018 is as follows:

$ in millions	Q3 2019	Q3 2018	YTD 2019	YTD 2018
Purchase of membership interests	$(6)	$(9)	$(17)	$(22)
Buyout of non-controlling interests and Additional Paid in Capital	3	2	4	2
Adjustment for non-operating cash distributions	—	—	—	1
Purchase of membership interests and distributions to non-controlling interests	$(3)	$(7)	$(13)	$(19)

l)	Represents long-term average sustaining capital expenditure to maintain reliability and efficiency of the assets.
m)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants, and recognized SREC gains that are covered by loan agreements.